Form 8-K

On March 21, 2005, KEMET Corporation announced that Mr. Per-Olof Loof has been named as its new Chief Executive Officer and as a Director of the Company effective April 4, 2005. Mr. Loof is currently Managing Partner of QuanStar Group LLC, a management consulting firm located in New York City. He previously served as Chief Executive Officer of Sensormatic Electronics Corporation, a leader in electronic security, and has served in various leadership roles, both domestically and internationally, at Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Under the terms of his compensation arrangement, Mr. Loof will receive compensation and benefits comprised of (i) an annual base salary of $432,000, (ii) eligibility to participate in an annual bonus incentive program based on operating performance measurements, (iii) 500,000 stock options to purchase shares of the Company's common stock which will vest if and when predetermined stock price appreciation objectives are achieved, (iv) 200,000 shares of restricted stock of the Company granted in four equal installments of 50,000 shares over a four year period (or sooner in certain circumstances) and vesting on the grant date, (v) a car allowance in the amount of $1,750 per month, (vi) membership in a local dining club, (vii) income tax preparation and tax planning services not to exceed $2,500 in any calendar year, (viii) eligibility to participate in a non-qualified deferred compensation plan for executives, (ix) eligibility to participate in the Company's relocation program, (x) certain health insurance, group life insurance and disability insurance benefits and (xi) Company sponsored life insurance in excess of the group life insurance offered to all employees. There is no written employment agreement with Mr. Loof.

On March 21, 2005, KEMET Corporation also announced that Mr. Frank G. Brandenberg, a current member of its Board of Directors, has been elected as its new Chairman of the Board, effective March 31, 2005. The Company announced that its current Chairman of the Board, Mr. David E. Maguire, will be retiring from that position effective March 31, 2005, and will be leaving the Board at that time.